Exhibit 3.2

“X” COMPANIES ACT 2014

PUBLIC UNLIMITED COMPANY HAVING A SHARE CAPITAL

CONSTITUTION

OF

PERRIGO FINANCE UNLIMTED COMPANY

A&L GOODBODY

SOLICITORS

1

COMPANIES ACT 2014

PUBLIC UNLIMITED COMPANY HAVING A SHARE CAPITAL

CONSTITUTION

OF

PERRIGO FINANCE UNLIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is: PERRIGO FINANCE UNLIMITED COMPANY.

2.	The Company is a public unlimited company having a share capital, registered under Part 19 of the Companies Act 2014.

3.	The objects for which the Company is established are:

3.1.	To carry on the business of issuing, selling, buying and dealing generally in bonds, commercial paper, promissory notes, obligations, certificates of deposit, treasury bills, trade bills, bills of exchange, bills of lading, bank acceptances, options, options certificates, futures, annuities, interests in property, monetary instruments, shares, stocks debentures, debenture stock (perpetual or otherwise), letters of credit, circular notes, financial and investment instruments and all other instruments and securities of all kinds, whether or not transferable or negotiable, whether issued at a premium or a discount, with or without interest, secured or unsecured or on such other terms as the Directors may from time to time in their absolute discretion determine.

3.2.	To carry out all types of financing and refinancing in any currency whatsoever and to carry out financing and refinancing of every description, whether asset based or not including, without limitation, financing and refinancing of financial assets, with or without security, financing or refinancing by way of loans, acceptances credits, issuance of commercial paper, bank placements, leasing, hire-purchase, bailment, rental, purchase and sale, conditional sale, credit sale, assignment, novation, factoring, discounting, securitisation, unitisation, project financing, participation or sub-participation for persons wherever situate in any currency whatsoever.

3.3.

To carry on the business of a holding company and for such purpose to acquire and hold, either in the name of the Company or in the name of any nominee or agent, any shares, stocks, bonds debentures or debenture stock (whether perpetual or not), loan stock, notes, obligations or any other securities or assets of any kind, whether corporeal or incorporeal, (in this paragraph referred to as “Securities”) issued or guaranteed by any company and similarly to acquire and hold as aforesaid any Securities issued or guaranteed by any government, state, ruler, commissioners, or other public body or authority (and whether sovereign, dependent, national, regional, local or municipal), and to acquire any Securities by original subscription, contract, tender, purchase, exchange, underwriting, participation in syndicates or otherwise and whether or not fully paid up, and to subscribe for the same subject to such terms and conditions (if any) as may be thought fit and to exercise and enforce all rights and powers conferred by or incident to the ownership of any Securities including, without limitation, all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof.

3.4.	As an object of the Company and as a pursuit in itself or otherwise, and whether for the purpose of making a profit or avoiding a loss or for any other purchase whatsoever (whether or not the Company derives any benefit therefrom), to engage in currency exchange and interest rate transactions and any other financial or other transactions of whatever nature, including (without limiting the foregoing) any transaction for the purposes of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability existing, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor, including but not limited to dealings, whether involving purchases, sales or otherwise, in foreign and Irish currency, spot and forward exchange rate contracts, forward rate agreements, caps, floors and collars, futures, options, swaps, and any other currency interest rate and other hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing.

3.5.	To guarantee, indemnify, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or another subsidiary of the Company’s holding company or otherwise associated with the Company in business and whether or not the Company receives any consideration, benefit or advantage therefore.

3.6.	As a separate and independent object to make voluntary dispositions of all or any part of the property and rights of the Company and to make gifts thereof or gratuitous payments either for no consideration or for a consideration less than the market value of such property or rights or the amount of such payment, or by all or any such methods.

3.7.	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company, or in or about the formation or promotion of the Company or the conduct of its business and to pay out of the funds of the Company all expenses which the Company may lawfully pay in respect of or incidental to the formation, registration and advertising of or raising money for the Company and the issue of its capital, or for contributing to or assisting any issuing house or firm or person, either issuing or purchasing, with a view to issuing all or any part of the Company’s capital, in connection with the advertising or offering the same for sale or subscription, including brokerage and commissions for obtaining applications for or taking, placing, underwriting or procuring the underwriting of shares, debentures or debenture stock.

3.8.	To carry on any other business, except the issuing of policies of insurance, which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

3.9.	To invest any monies of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

3.10.	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company or carrying on any business capable of being carried on so as, directly or indirectly, to benefit this Company.

3.11.	To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

3.12.	To acquire and undertake the whole or any part of the business, property, goodwill and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which the Company is authorised to carry on, or which can be conveniently carried on in connection with the same, or may seem calculated directly or indirectly to benefit the Company.

3.13.	To employ the funds of the Company in the development and expansion of the business of the Company and all or any of its subsidiary or associated companies and in any other company whether now existing or hereafter to be formed and engaged in any like business of the Company or any of its subsidiary or associated companies or of any other industry ancillary thereto or which can conveniently be carried on in connection therewith.

3.14.	To lend money to such persons or companies either with or without security and upon such terms as may seem expedient.

3.15.	To borrow or otherwise raise money or carry out any other means of financing, whether or not by the issue of stock or other securities, and to enter into or issue interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options and other forms of financial instruments, and to purchase, redeem or pay off any of the foregoing.

3.16.	To secure the payment of money or other performance of financial obligations in such manner as the Company shall think fit, whether or not by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company’s property, present or future, including its uncalled capital.

3.17.	To adopt such means of making known the Company and its products and services as may seem expedient.

3.18.	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property, undertaking, rights or assets of the Company and for such consideration as the Company might think fit. Generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

3.19.	To acquire and carry on any business carried on by a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company.

3.20.	To provide services of any kind including the carrying on of advisory, consultancy, brokerage and agency business of any kind.

3.21.	To guarantee, grant indemnities in respect of, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the contracts or obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by the Companies Act 2014 or another subsidiary, as defined by the Companies At 2014, of the Company’s holding company or otherwise associated with the Company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect from entering into such guarantee or other arrangement or transaction contemplated herein.

3.22.	To amalgamate with any other company.

3.23.	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, technology and know-how and the like conferring any exclusive or non-exclusive or limited right to use or any secret or other information as to any invention or technology which may seem capable of being used, for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property rights or information so acquired.

3.24.	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture or otherwise with any person or company or engage in any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

3.25.	To grant pensions or gratuities (to include death benefits) to any officers or employees or ex-officers or ex-employees of the Company, or its predecessors in business or the relations, families or dependants of any such persons, and to establish or support any non-contributory or contributory pension or superannuation funds, any associations, institutions, clubs, buildings and housing schemes, funds and trusts which may be considered calculated to benefit any such persons or otherwise advance the interests of the Company or of its members.

3.26.	To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

3.27.	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company, or in or about the formation or promotion of the Company or the conduct of its business.

3.28.	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, letters of credit and other negotiable or transferable instruments.

3.29.	To undertake and execute any trusts the undertaking whereof may seem desirable, whether gratuitously or otherwise.

3.30.	To procure the Company to be registered or recognised in any country or place.

3.31.	To promote freedom of contract and to counteract and discourage interference therewith, to join any trade or business federation, union or association, with a view to promoting the Company’s business and safeguarding the same.

3.32.	To do all or any of the above things in any part of the world as principal, agent, contractor, trustee or otherwise, and by or through trustees, agents or otherwise and either alone or in conjunction with others.

3.33.	To distribute any of the property of the Company in specie among the members.

3.34.	To do all such other things as the Company may think incidental or conducive to the attainment of the above objects or any of them.

NOTE A: The objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be in no wise limited or restricted by reference to, or inference from, the terms of any other paragraph.

NOTE B: It is hereby declared that the word “company” in this clause, except where used in reference to this Company, shall be deemed to include any person, partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere.

4.	The share capital of the Company is €100,000 divided into 100,000 shares of €1.00 each.

5.	The liability of the members is unlimited.

ARTICLES OF ASSOCIATION

The following Regulations shall apply to the company:

1.	Preliminary, Definitions and Interpretation:

1.1.	In these Articles, unless the context otherwise requires;

Act means the Companies Act 2014;

committee means a committee established by the directors which may consist in whole or in part of members of the board of directors of the company;

director means a director for the time being of the company or a director present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called, and directors means all of such persons;

the seal means the common seal of the company;

the register means the register of members to be kept as required by Section 169 of the Act and registered address means the address of a member as entered in the register;

Ireland means Ireland excluding Northern Ireland.

1.2.	The provisions of the Companies Act 2014 which are stated therein to apply to a public unlimited company having a share capital, save to the extent that its constitution is permitted to provide or state otherwise, will apply to the company subject to the alterations contained in these Articles, and will, so far as not inconsistent with these Articles, bind the company and the members.

1.3.	Unless the contrary is clearly stated, references to the Act or to any other enactment (including any subordinate legislation) or any section or provision thereof shall mean the Act or such enactment, subordinate legislation, section or provision (as the case may be), as the same may be consolidated, amended, extended, modified, supplemented or re-enacted (whether before or after the date hereof) from time to time and may be for the time being in force.

1.4.	Unless specifically defined in these Articles or the context otherwise requires, words or expressions contained in this Constitution and not specifically defined herein shall bear the same meanings as in the Act, but excluding any statutory modification thereof not in force when this Constitution became binding on the company and the members.

1.5.	Reference to any document includes that document as amended or supplemented from time to time.

1.6.	Unless the context otherwise requires, expressions in these Articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and to writing in electronic form and any other modes of representing or reproducing words in a visible form, and expressions in these Articles referring to execution of any document shall include any mode of execution whether under seal or under hand.

1.7.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.

1.8.	Headings are inserted for convenience only and do not affect the construction or interpretation of these Articles.

1.9.	Unless the context otherwise requires, reference to Articles and to paragraphs are to these Articles and the paragraphs of these Articles.

2.	Company Seal: Without prejudice to the provisions of the Act in relation to the use of the seal of a company, any registered person authorised by the board of directors of the company in accordance with the applicable provisions of the Act will be entitled to use the seal of the company and may sign or countersign an instrument to which the seal is affixed, and an alternate who is not also a director will also be entitled to sign or countersign an instrument to which the seal is affixed, as if he were the director who appointed him.

3.	Official Seal: The company may have for use in any place abroad an official seal which shall resemble the seal of the company with the addition on its face of the name of every place abroad where it is to be used.

4.	Share Capital:

4.1.	The authorised share capital of the company is € 100,000 divided into 100,000 shares of €1.00 each

4.2.	The company may, by special resolution, do any one or more of the following from time to time-

(a)	consolidate and divide all or any of its shares into shares of a larger nominal value than its existing shares;

(b)	subdivide its shares, or any of them, into shares of a smaller nominal value;

(c)	increase the nominal value of any of its shares by the addition to them of any undenominated capital;

(d)	reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account;

(e)	convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

(f)	increase its share capital by new shares of such amount as it thinks expedient; or

(g)	cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

4.3.	The company may, by special resolution, reduce its company capital in any way it thinks expedient and, without prejudice to the generality of the foregoing, may thereby-

(a)	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

(b)	either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; or

(c)	either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the company,

provided that a resolution shall not be valid for the purposes of this Article if it would have the effect that the company no longer has any members.

4.4.	The rights conferred upon the holders of shares of any class with preferred or other rights issued by the company shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

5.	Authority to Allot Shares:

5.1.	The directors are generally and unconditionally authorised pursuant to Section 1021 of the Act to exercise all powers of the company to allot relevant securities (within the meaning of the said Section 1021) up to the amount of the authorised but unissued share capital of the company as at the date of the adoption of these Articles. The authority hereby conferred shall expire on the date falling five years from the date of adoption of these Articles unless previously renewed, varied or revoked, provided that the company may make an offer or agreement before the expiry of the authority hereby conferred which would or might require any such relevant securities to be allotted after such authority has expired and the directors may allot relevant securities in pursuance of any such offer or agreement as if the said authority had not expired.

5.2.	Section 1022(1) of the Act is hereby excluded in its application in relation to all allotments of equity securities, as defined by Section 1023 of the Act.

5.3.	The directors may execute and do all such documents, acts and things as in their opinion are necessary or desirable in order to give effect to the authority conferred by this Article.

6.	Dividends

6.1.	The company may, by ordinary resolution, declare dividends, but no dividend may exceed the amount recommended by the directors.

6.2.	The directors may from time to time pay to the members, or a particular member, interim dividends as appear to the directors to be justified by the profits of the company.

6.3.	An ordinary resolution or a resolution of the directors of the company declaring a dividend, interim dividend or bonus may direct payment of such dividend, interim dividend or bonus wholly or partly by the distribution of cash or specific assets.

6.4.	No dividend shall bear interest against the company.

7.	Transfer of Shares:

7.1.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and the transferee.

7.2.	Without prejudice to the powers of the directors under Section 95(2) of the Act, the directors may, in their absolute discretion, and without giving any reason for doing so, decline to register any transfer of any share, whether or not it is a fully paid share. The restriction on the power to decline to register a transfer of shares contained in Section 95(1)(b) of the Act shall not apply.

8.	Transmission of Shares by Operation of Law in Consequence of a Merger:

8.1.	In any case in which any share or shares in the company (Relevant Shares) which are held by another company or body corporate, wherever incorporated (the Corporate Member), is or are transmitted by operation of law in consequence of a merger involving the Corporate Member and one or more other companies (including the company) or bodies corporate, wherever incorporated, and which is put into effect in accordance with the provisions in that regard contained in the Act, in the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157 of 2008) (as amended), or in any other applicable law or other enactment (a merger) and if, in any such case, the provisions of Section 480(6) of the Act are not applicable for any reason, a transfer of the Relevant Shares may be validly effected in accordance with the following provisions of this Article.

8.2.

In any case as is mentioned in the foregoing paragraph 8.1 of this Article, any person who is or who becomes entitled to any Relevant Shares in consequence of any such merger (a Relevant Person) may, subject always to paragraph 8.3 of this Article, upon such evidence being produced as may from time to time be required by the directors of the company (including without limitation any information and documentation relating to the merger and the title and other rights of the Relevant Person to the Relevant Shares arising as a result thereof) elect either to be registered himself in the register as holder of the Relevant Shares, or, to the extent permitted by law, to have some person nominated by him (being a person who consents to be so registered) registered in the register as the transferee thereof.

8.3.	The directors of the company shall, in either of those cases, have the same rights under the Act or these Articles to decline or suspend registration as they would have had in the case of a transfer of the Relevant Shares by the Corporate Member before the merger was put into effect as aforesaid.

8.4.	If the Relevant Person elects to be so registered himself, the Relevant Person shall furnish to the company a notice in writing signed by him stating that he or she so elects, and if the Relevant Person elects, to the extent permitted by law, to have another person registered instead, the Relevant Person shall testify his or her election by executing in favour of that other person a transfer of the Relevant Shares.

8.5.	All the limitations, restrictions and provisions contained in the Act or in these Articles relating to the right to transfer and the registration of a transfer of a share shall be applicable to a notice or transfer referred to in paragraph 8.4 of this Article as if the merger had not occurred and the notice or transfer were a transfer signed by the Corporate Member.

8.6.	Subject to paragraph 8.7 of this Article, the Relevant Person (or any other person nominated by him, to the extent permitted by law, in accordance with the foregoing provisions of this Article) shall, on and from the effective date of the merger, be entitled to the same dividends, bonus and other monies payable in respect of the Relevant Shares and other advantages to which he would be entitled if he was the registered holder of the Relevant Shares but shall not, before being registered as a member in respect of the Relevant Shares, be entitled in respect of them to exercise any rights conferred by membership in relation to meetings of the company.

8.7.	The directors of the company may at any time serve a notice on any Relevant Person requiring the Relevant Person to make the election, to the extent permitted by law, provided for by paragraph 8.2 of this Article and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in paragraph 8.4 of this Article is appropriate) within 90 days after the service of the notice, the directors may thereupon withhold payment of all dividends, bonuses or other monies payable in respect of the Relevant Shares until the requirements of the notice have been complied with.

8.8.	The company may charge a fee not exceeding €10 on the registration of any person entitled to a share in consequence of a merger in accordance with the foregoing provisions of this Article.

8.9.	The provisions of this Article shall be subject to any order made by a court having lawful jurisdiction in respect of a merger.

9.	Acquisition of Own Shares: Subject to (and without prejudice to) the provisions of the Act, the company may acquire its own shares by purchase, or in the case of redeemable shares, by redemption or purchase, on such terms (including as to the consideration for, and the timing of, any such purchase or redemption) and in such a manner as shall be determined by the directors in their absolute discretion.

10.	Number of Directors: The company shall have at least two directors. No director who has been appointed by the directors, as permitted by the Act, will require to be re-elected at the next following annual general meeting or at any extraordinary general meeting following such appointment.

11.	Committees of Directors: The meetings and proceedings of any committee formed by the directors will be governed by the provisions set out in the Act regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations imposed on such committee by the directors from time to time.

12.	Vacation of Office of Director:

12.1.	The office of a director shall, in addition to the circumstances in which it shall be vacated described in Section 136 (share qualification, if applicable) and Section 148(1) (bankruptcy and disqualification), also be vacated automatically if the director dies in office, or if the director:

12.1.1.	becomes subject to a declaration of restriction made pursuant to Chapter 3 of Part 14 of the Act; or

12.1.2.	is sentenced to a term of imprisonment following conviction of any indictable offence, unless the term of imprisonment is suspended, such that he is not imprisoned in respect of the offence; or

12.1.3.	is absent for more than six consecutive months without the permission of the directors from meetings of the directors or any committee thereof held during that period and his alternate director (if any) shall not have attended any such meetings in his place during such period, and his co-directors resolve that, by reason of such absence, he has vacated his office; or

12.1.4.	is removed from office by notice in writing served upon him signed by all his co-directors (any such removal being deemed to be an act of the company); or

12.1.5.	is no longer reasonably regarded by his co-directors as possessing an adequate decision-making capacity for reasons of health, and his co-directors have accordingly resolved that his office be vacated on this ground, or he becomes the subject of an order made in Ireland or elsewhere by a court claiming jurisdiction in that regard for his detention or for the appointment of a guardian or other person to exercise powers with respect to his property or affairs, on the ground, in any such case, of mental disorder or incapacity;

12.1.6.	resigns his office by notice in writing to the company; or

12.1.7.	makes any arrangement or composition in Ireland or elsewhere with his creditors generally, and his co-directors resolve, for that reason, that his office be vacated.

12.2.	The provisions of paragraphs 12.1.1 to 12.1.7 of this Article shall apply to the exclusion of the provisions of Section 148(2) of the Act.

13.	Alternate Directors:

13.1.	Any director (the appointer) may at any time and from time to time appoint by notice in writing to the company any person to be his alternate.

13.2.	A person may act as an alternate for more than one director and while he is so acting will be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate will be in addition to his own vote.

13.3.	An alternate will be counted for the purpose of reckoning whether a quorum is present at any meeting attended by him at which he is entitled to vote, but where he is himself a director or is the alternate of more than one director he will only be counted once for such purpose.

13.4.	An alternate will be entitled, subject to his giving to the company an address to receive notice of all meetings of the directors and of all meetings of committees of which his appointer is a member, to receive notice of and attend and vote at any meeting of the directors (or of a committee of which his appointer is a member) at which the appointer is not personally present. An alternate shall not be entitled to be remunerated or paid fees otherwise than out of the remuneration or fees as the case may be paid to the appointer.

13.5.	The alternate will be entitled, in the absence of the appointer, to exercise all the powers, rights, duties and authorities of the appointer as a director (other than the right to appoint an alternate hereunder).

13.6.	An alternate’s appointment will automatically come to an end if for any reason the appointer ceases to be a director, but if a director retires but is re-appointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of an alternate made by him which was in force immediately prior to his retirement will continue after his re-appointment. Section 165(5) and (6) of the Act in relation to revocation of appointment shall apply.

14.	Managing and Executive Directors:

14.1.	Subject to the other provisions of these Articles, the directors may from time to time appoint one or more of themselves to be managing director or chief executive officer or any other category of executive director (by whatever name called) for such period, and on such terms as to remuneration or otherwise, as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The directors may entrust to and confer upon any director so appointed any of the powers exercisable by them upon such terms and conditions and with such restrictions (if any) as they may think fit, and either concurrently with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any conferral of such powers. Section 159(2) of the Act shall not apply in relation to any such appointment.

15.	Directors’ Contracts:

15.1.	Notwithstanding the provisions of Section 162 of the Act, no contract will be entered into by the company for the employment of, or the provision of services by, a director or a director of a holding company of the company containing a term to which Section 249 of the Act applies, without obtaining the approval provided for in that Section.

16.	Directors’ Right to Attend Meetings:

16.1.	A director who is not a member of the company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of share.

17.	Voting by Directors:

17.1.	A director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at any meeting at which such matters are considered. Section 163 of the Act shall not apply.

18.	Remuneration of Directors:

18.1.	The remuneration, which shall include benefits in kind, and any fees, to be paid to directors of the company, shall be at such rate and basis as the directors shall determine from time to time. The directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of the company or otherwise in connection with the business of the company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly of the other. The amount, rate or basis of the fees, remuneration or expenses paid or to be paid to the directors shall not require the approval of or ratification by the company in general meeting.

18.2.	The board may approve additional remuneration to any director undertaking any special work or services for, or undertaking any special task on behalf of the company including participating as a member of a committee, in addition to his ordinary work as a director. Any remuneration or fees paid by a director who is also a legal adviser to the company or otherwise serves the company in a professional capacity shall be in addition to any remuneration or fees paid to him as a director of the company.

19.	Proceedings of Directors

19.1.	Participation in Board Meetings by Telephone: Any director (including an alternate) or any member of a committee of directors may participate in a meeting of the directors or a committee of directors of which he is a member by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner will be deemed to constitute presence in person (or, as the case may be, by alternate) at such meeting but, for the purposes of determining whether the quorum for the transaction of business exists, any director or committee member in telephonic communication with a meeting of directors or of a committee as the case may be will not be counted in the quorum.

20.	Resolutions of Directors and Committees at Electronic Meetings

20.1.	All or any of the Directors, or of the members of a Committee, can take part in a meeting of the Directors, or of a Committee as the case may be, by the use of conference telephone, video-conferencing or other telecommunications equipment designed to allow all persons participating to hear each other speak (an “Electronic Meeting”).

20.2.	A person taking part in this way will be counted as being present at the meeting, and an Electronic Meeting will be considered to be a meeting of Directors, or of a Committee as the case may be, for the purpose of passing resolutions but not for doing any other act or thing which, under specific requirements of the Act, must be done at a meeting of Directors.

20.3.	The provisions of this constitution, in so far as they relate to the summoning of meetings of Directors or of Committees, the appointment and powers of a chairman, the transaction of business, alternates, quorum, voting, adjournment and the keeping of minutes, will apply to an Electronic Meeting as if it were a meeting of Directors, or of a Committee as the case may be, at which all those taking part were in the physical presence of each other.

21.	Resolutions in Writing:

21.1.	Notwithstanding the provisions of Section 161(1) of the Act, a resolution in writing signed by each director or by his alternate will be as valid as if it had been passed at a meeting of the directors duly convened and held.

21.2.	A resolution in writing signed by each member of a committee (or, in the case of a director, his alternate) will be as valid as if it had been passed at a meeting of that committee duly convened and held.

21.3.	Any such resolution as is referred to in this Article may consist of one document or two or more documents in like form to the same effect, each signed by one or more of the signatories, and for all purposes shall take effect from the time that it is signed by the last such signatory.

22.	Certain matters not to amount to conflicts of interest, etc.:

22.1.	A director who has been validly appointed or nominated for appointment by a particular member or members may (i) be a director or other officer of, employed by or otherwise interested (including by the holding of shares) in, any such member or members, or of any body corporate owned or controlled by any such member or members, and (ii) have regard to the interests of that member or members, and shall not be deemed to have a conflict of interest or to be in breach of his duty under Section 228(1)(f) of the Act in any such circumstances; and

22.2.	a director who declares the nature of his interest in a contract (as the expression contract is to be interpreted by Section 231 of the Act) or proposed contract with the company in accordance with the requirements of the Act in that regard shall not be deemed to be in breach of his duty under Section 228(1)(f) of the Act, but this is without prejudice to the powers of the directors to take any action which they may consider appropriate in their discretion in relation to any matters so disclosed.

23.	Incidental use of company property:

23.1.	Unless the members of the company in general meeting shall otherwise determine, and subject always to the other provisions of these Articles, any director may use, for his own benefit, any of the company’s property, where any such use is reasonable and is merely incidental to the due and proper performance of his duties as a director of the company, and the other directors or the members of the company have given their consent (whether express or implied) to that use.

24.	Proxies:

24.1.	The instrument appointing a proxy shall be in the form prescribed by the Act, or as near to it as circumstances permit. The instrument of proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the registered office of the company or at such other place within Ireland as is specified for that purpose in the notice convening the meeting of the company, and shall be so deposited not later than before the commencement of the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll, before the commencement of the taking of the poll.

24.2.	The directors or the secretary may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility or by facsimile transmission, and may permit supplements, amendments or revocations of any such appointments to be made by similar means. Any such appointments of proxy and any such supplements, amendments or revocations thereof may be made subject to such terms and conditions as the directors or secretary may determine from time to time in their or his discretion, and any such appointments, supplements, amendments or revocations of proxy will be deemed deposited at the place specified for such purpose, once received by the company. The directors may treat any such communication, facility or transmission which purports to be or is expressed to be sent on behalf of a member as sufficient evidence of the authority of the person sending it to send it on behalf of that member.

25.	Business of AGM: Without prejudice to the powers of the directors to include on the agenda of any annual general meeting of the company such other matters as they may, in their absolute discretion, think fit, the business of the annual general meeting of the company shall be required to include only the following matters:

25.1.	the consideration of the company’s statutory financial statements and the report of the directors and the report of the statutory auditors on those statements and that report;

25.2.	the review by the members of the company’s affairs; and

25.3.	the appointment or re-appointment of statutory auditors.

26.	General Meetings outside Ireland: An annual general meeting or an extraordinary general meeting of the company may be held inside or outside Ireland provided that, if the company holds any such meeting outside Ireland then, unless all of the members entitled to attend and vote at such meeting consent in writing to its being held outside Ireland, the company shall at its own expense make all necessary arrangements to ensure that members can, by technological means, participate in any such meeting without leaving Ireland.

27.	General Meetings including Quorum: The quorum for general meetings of the company shall be two members present in person or by proxy, unless the company is a single-member company within the meaning of the Act (that is to say all the issued shares of the company are registered in the name of a sole person (whether a natural person or a body corporate)), in which case one member present in person or by proxy shall be a quorum.

28.	Holding of Annual General Meeting:

28.1.	Subject to paragraph 28.2 of this Article and subject always as provided by the Act, the company shall in each year hold a general meeting as its annual general meeting, in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it.

28.2.	Where the company has only one member, that is to say all the issued shares of the company are registered in the name of a sole person (whether a natural person or a body corporate), it will be a single-member company within the meaning of the Act, and in such a case (but only in such a case), the company need not hold an annual general meeting in any year where the member is entitled, as at the date of the written resolution referred to in this Article, to attend and vote at such general meeting and has signed, before the latest date for the holding of the meeting, a written resolution, complying with the provisions of the Act, acknowledging receipt of the financial statements that would have been laid before that meeting, resolving all such matters as would have been resolved at that meeting, and confirming that no change is proposed in the appointment of the person (if any) who, at the date of the resolution, stands appointed as statutory auditor of the company.

29.	Right to demand a poll:

29.1.	At any general meeting a poll may be demanded by:

29.1.1.	the chairperson of the meeting;

29.1.2.	at least three members present in person or by proxy;

29.1.3.	any member or members present in person or by proxy and representing not less than 10 per cent of the total voting rights of all the members of the company having the right to vote at the meeting; or

29.1.4.	a member or members holding shares in the company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than 10 per cent of the total sum paid up on all the shares conferring that right.

30.	Restriction on voting: For so long as the company holds any shares as treasury shares, or any subsidiary of the company holds shares in the company, then the company or the subsidiary (as the case may be) shall not exercise any voting rights in respect of the shares.

31.	Unanimous Written Resolutions

A unanimous written resolution may be passed by members subject to and in accordance with Section 193 of the Act.

32.	Directors’ and Officers’ Indemnity: Subject to the provisions of the Act, every director, managing director, chief executive officer, secretary and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him:

32.1.	in defending any proceedings, whether civil or criminal, in relation to his acts or omissions while acting in such office, in which judgment is given in his favour or in which he is acquitted; or

32.2.	in connection with any proceedings or application referred to in, or under, Sections 233 or 234 of the Act in which relief is granted to him by the court.

33.	Auditors

33.1.	The Auditors will be appointed and removed and their rights and duties regulated in accordance with the Act. The Auditors will be entitled to attend any general meeting and to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive, and to be heard on any part of the business which concerns them as auditors.

34.	Notices:

34.1.	Any notice or document to be served on or given to a member of the company by the company or by an officer of the company whether pursuant to any provision of the Act or these Articles or otherwise may be served on or given to the member in any of the ways specified in subsection (3) of Section 218 of the Act (including by electronic means provided that in such a case the conditions specified in subsection (4) of that Section are satisfied), and the notice or document shall be deemed to have been served or given as follows:-

34.1.1.	if given personally or delivered to the member, when so given or delivered;

34.1.2.	if left at the registered address of the member, when so left at that address;

34.1.3.	if the notice is a notice of a general meeting, and it is posted using ordinary pre-paid post to the registered address of the member, on the expiration of 24 hours following posting (as permitted by Section 181(3) of the Act); but in a case where the notice or document is not a notice of a meeting, it shall be deemed to have been given or served 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and

34.1.4.	if served on or delivered to a member by electronic means, both in the case of the service or giving of the notice or document by sending it by electronic mail and by making it available or displaying it on a website, 12 hours after the time it was sent, or made available or displayed.

34.2.	Where the company is required or obliged to serve a notice on or give it to a person other than a member of the company, it shall be in writing and, without prejudice to any method of service provided for in the Act, may be served on or given to that person personally, or by leaving it at or posting it to the last-known postal address of that person, or by sending it to the other person by electronic mail provided that the person has consented to the use of electronic mail to serve or give notices on or to such person and has not, at the time that electronic mail is so used, given written notice to the company in accordance with the provisions of these Articles withdrawing that consent. A notice or document given or served in a manner referred to in this paragraph shall be deemed to have been given or served as follows:

34.2.1.	if given personally, when so given;

34.2.2.	if left at the last-known postal address of the person, when so left at that address;

34.2.3.	if posted using ordinary pre-paid post to the last-known postal address of the other person on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and

34.2.4.	if served on or delivered to the other person by electronic mail, 12 hours after the time it was sent.

34.3.	Without prejudice to any provision of the Act or of these Articles concerning the sending of notices or other documents to the company, any notice or other document which is required to be served on or given to the company by a member or by any other person under the Act or these Articles shall be in writing and in the English language, and may be served on or given to the company by giving or delivering it personally to the secretary of the company or by posting it using ordinary pre-paid post to the registered office of the company marked for the attention of the secretary, and will be deemed to have been served on or given to the company;

34.3.1.	if given or delivered personally, when so given or delivered; and

34.3.2.	if posted in the manner described in this paragraph on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted.

35.	Single-member Company:

35.1.	If and so long as the company is a single-member company within the meaning of the Act, the sole member may appoint a person to be a director of the company by serving a notice in writing on the company which states that the named person is appointed director, and this applies notwithstanding anything in subsection (3) of Section 144 of the Act (save for the requirement of it that any limit for the time being on the number of directors provided for in these Articles (if any) is to be observed) or in subsection (4) of Section 144.

35.2.	Where the company is a single-member company and the sole member takes any decision which has effect, pursuant to Section 196 of the Act, as if agreed by the company in general meeting, the member shall provide the company with a written record of that decision, unless the decision is taken by way of written resolution which the member has already forwarded to the company, and where the company is notified by the sole member of a decision taken by way of a written resolution, or of a written record of a decision taken by that sole member, the company shall record and retain the notification in a book or other suitable means maintained for the purpose.

35.3.	Where the company is a single-member company and the sole member exercises or discharges any power, right or obligation pursuant to Section 196 of the Act, involving or consisting of the passing of a resolution, or the sole member agreeing to a thing, and the provisions of Section 198 shall apply to that resolution or thing, the company shall notify such exercise or discharge in writing within 15 days of the occurrence thereof to the Registrar of Companies.

35.4.	Where the company is a single-member company and enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the company in the transaction (whether as a director or otherwise), the company shall ensure that the terms of the contract are forthwith set out in a written memorandum or are recorded in the minutes of the next directors’ meeting.

I, the person whose name and address is subscribed, wish to be formed into a company in pursuance of this Constitution, and I agree to take the number of shares in the capital of the company set opposite my name.

Names, Addresses and Descriptions of Subscriber	Number of Shares taken by the Subscriber
Goodbody Subscriber One Limited North Wall Quay IFSC Dublin 1	One

Limited Liability Company

Goodbody Subscriber Two Limited North Wall Quay IFSC Dublin 1	One

Limited Liability Company

John Olden 9 Grove Paddock Blackrock Co. Dublin	One

Solicitor

John Given 8 Carraig Grennane Killiney Avenue Co Dublin	One

Solicitor

Maire Cunningham 95 New Row Square New Row South Dublin 8	One

Solicitor

Jeanne Kelly 51 Mountpleasant Avenue Lower Ranelagh Dublin 6	One

Solicitor

Emma Laffan	One
8 Obelisk Grove
St. Augustine Park
Blackrock
Co. Dublin

Solicitor

Total Shares Taken:	Seven

Signature in writing of the above subscriber, attested by witness as provided for below

Dated the 18 day of October 2004

Witness to the above Signatures:	Margaret White
23 Foxfield Grove
Raheny
Dublin 5